Exhibit 4.4

Execution Copy

WATFORD HOLDINGS LTD.

COMMON SHAREHOLDERS’ AGREEMENT

March 25, 2014

Section 1.	Certain Definitions	1
Section 2.	Corporate Governance	5
2.01	Subsidiary Governance	5
2.02	Bye-Law Provisions	5
2.03	Voting Limitation	6
2.04	Board of Directors	7
Section 3.	Transfers of Securities	9
3.01	Restrictions on Transfer	9
3.02	Other Restrictions on Transfers	12
3.03	Legend	13
Section 4.	Additional Liquidity Rights	13
4.01	Additional Liquidity Rights	13
Section 5.	Periodic Information Reporting Requirements	14
5.01	Quarterly Financial Statements	14
5.02	Annual Financial Statements	14
5.03	Additional Information	14
5.04	Confidentiality	15
Section 6.	Certain Sale and Other Requirements; Certain Preemptive Rights	15
6.01	Recapitalization	15
6.02	Certain Restrictions	15
6.03	Regulatory Repurchase	16
6.04	Exchange Act	17
6.05	Preemptive Rights	17
Section 7.	Tax Matters	19
7.01	Cooperation	19
Section 8.	Representations and Warranties	19
8.01	Authority; Enforceability	19
8.02	No Breach	19
8.03	Consents	20
8.04	Investment Representations	20
Section 9.	Miscellaneous	20
9.01	Compliance with Bermuda law	20
9.02	Amendments and Waivers	20

9.03	Entire Agreement	21
9.04	Term and Termination	21
9.05	Notices	21
9.06	Successors and Assigns; Assignment	22
9.07	Specific Performance	23
9.08	Submission to Jurisdiction; No Jury Trial	23
9.09	Counterparts	23
9.10	Governing Law	23
9.11	Headings	24
9.12	Construction	24
9.13	Severability	24
9.14	Multiple Closings; Future Capital Raises	24

This COMMON SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of March 25, 2014, by and among, Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Company”), and the shareholders of the Common Shares of the Company who acquired Common Shares on or prior to the Closing Date in connection with the offering of Common Shares contemplated by the PPM (the “Existing Shareholders”). The Existing Shareholders and any other shareholder of the Company who agrees in writing to become bound by this Agreement, and each of their respective successors and permitted assignees, are collectively referred to herein as the “Shareholders” and each individually as a “Shareholder.”

Section 1.                Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“9.9% Holder” means a Person whose Controlled Shares constitute 9.9% or more of the Total Voting Power.

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“ACGL” means Arch Capital Group Ltd.

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person. In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants.

“Affiliate Transfer” means (i) in the case of a Shareholder that is not a natural person, a Transfer of Common Shares from a Shareholder to an Affiliate of such Shareholder, provided that the transferee agrees to remain an Affiliate of the transferor so long as it holds such Common Shares or (ii) a Transfer of Common Shares from a Shareholder who is a natural person to (a) any executor, administrator or testamentary trustee of such Shareholder’s estate if such Shareholder dies, (b) any transferee receiving Common Shares of such Shareholder by will, intestacy laws or the laws of descent or survivorship, (c) any trustee of a trust (including an inter vivos trust) of which there are no principal beneficiaries other than such Shareholder or one or more lineal descendents, siblings or parents of such Shareholder or one or more lineal descendents of any siblings of such Shareholder or (d) any corporation, partnership or other entity of which such Shareholder owns directly the majority of the outstanding equity securities or other ownership interests or of which such Shareholder is otherwise entitled to appoint a majority of the board of directors or other managing body. “Affiliate Transferee” shall have the corresponding meaning.

“Agreement” has the meaning set forth in the preamble.

“Arch Designated Director” has the meaning set forth in Section 2.04(b).

”Arch Entities” means, collectively, ACGL and its Affiliates. “Arch Entity” shall have the corresponding meaning.

“Arch Excepted Holder” means ACGL and any direct or indirect subsidiary of ACGL that (i) is treated as a corporation for U.S. tax purposes, and (ii) is not a United States Person (as defined in Section 957(c) of the Code).

“Arch Re (Bermuda)” means Arch Reinsurance Ltd., a Bermuda exempted company with limited liability.

“Arch Underwriters” means Arch Underwriters Ltd., in its capacity as the reinsurance portfolio manager of Watford Re.

“Arch Underwriters Restricted Party” means any Person that is an insurance or reinsurance competitor of Arch Underwriters or any of its Affiliates, as determined by Arch Underwriters acting reasonably in good faith.

“Assignee” has the meaning set forth in Section 3.01(j).

“Attribution Percentage” means, with respect to a Shareholder and a Tentative 9.9% Holder, the percentage of such Tentative 9.9% Holder’s Controlled Shares that are owned by such Shareholder.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks located in New York, New York or Bermuda are authorized or obliged to close.

“Bye-Laws” means the Bye-Laws of the Company, as may be amended from time to time.

“Closing Date” means the date of the final closing in respect of the private placement of Common Shares described in the PPM.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Common Shares” means the Common Shares of the Company, with an initial par value of $0.01 per share, and includes a fraction of a Common Share.

“Companies Act” means the Bermuda Companies Act 1981, as amended.

“Company” has the meaning set forth in the preamble.

“Controlled Shares” in reference to any Person or Shareholder means all Common Shares owned by such Person or Shareholder either (i) directly, with respect to any Person or Shareholder who is a United States person within the meaning of Section 957 of the Code, indirectly or constructively, within the meaning of Section 958(a) or 958(b) of the Code, or (ii) beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

“Derivative Security” has the meaning set forth in Section 6.05(b).

“Director” means any member of the Company’s Board.

“Election Notice” has the meaning set forth in Section 3.02(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Existing Shareholders” has the meaning set forth in the preamble.

“FATCA” has the meaning set forth in Section 7.01(c).

“HPS Excepted Holder” means Highbridge Capital Management LLC, Highbridge Principal Strategies LLC, employees of either of the foregoing, any person bearing a relationship to any such employee described in Section 318(a)(1)(A) of the Code, any entity controlled by, or trust established by, any such employee, and any person that is treated, under Section 958 of the Code, as the owner of shares actually held by any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, or any similar federal statute, and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Investment Management Agreement” means that certain Amended and Restated Investment Management Agreement, dated as of March 24, 2014, among the Company, Watford Re Ltd., the Investment Manager and, solely for the limited purposes set forth therein, Arch Underwriters.

“Investment Manager” means Highbridge Principal Strategies LLC, in its capacity as the investment manager of the Company and Watford Re.

“Investment Manager Restricted Party” means any Person that is an “asset management” competitor of the Investment Manager or any of its Affiliates, as determined by the Investment Manager acting reasonably in good faith.

“IPO” means the initial registered public offering of the Common Shares in the United States or a listing of the Common Shares on a United States national securities exchange.

“J.P. Morgan” has the meaning set forth in Section 9.05(b).

“New Company Securities” has the meaning set forth in Section 6.05(b).

“New Issue Notice” has the meaning set forth in Section 6.05(c).

“Notice of Acceptance” has the meaning set forth in Section 6.05(c).

“Offer Notice” has the meaning set forth in Section 3.02(a).

“Officer” means an officer of the Company from time to time during the term of this Agreement.

“Other Holders” means Shareholders owning no Common Shares treated as Controlled Shares of any Tentative 9.9% Holder.

“Person” means an individual, a partnership, a company, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental or quasi-governmental entity or any department, agency or political subdivision thereof.

“PPM” means the Company’s Confidential Private Placement Memorandum, dated January 2014, related to the Company’s offering of Common Shares and Preference Shares, as supplemented by the Supplement to Confidential Private Placement Memorandum dated March 14, 2014.

“Preference Shareholders Agreement” means that certain Shareholders Agreement, dated on or about March 31, 2014, as amended from time to time, among the Company and the holders of the Preference Shares.

“Preference Shares” means the Preference Shares of the Company, with an initial par value of $0.01 per share.

“Proposed Transferee” has the meaning set forth in Section 3.02(a).

“Qualified Transaction” means (i) an IPO or (ii) a Sale Transaction.

“Restricted Party” means an Investment Manager Restricted Party or an Arch Underwriters Restricted Party.

“Sale Price” has the meaning set forth in Section 3.02(a).

“Sale Transaction” means a sale of all or substantially all of the equity or assets of the Company or Watford Re.

“Securities Act” means the United States Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission promulgated thereunder, as the same may be amended from time to time.

“Services Agreement” means that certain Services Agreement, dated as of March 24, 2014, among the Company, Watford Re, Arch Underwriters and, solely for the limited purposes set forth therein, the Investment Manager, as may be amended from time to time.

“Shareholders” has the meaning set forth in the preamble.

“Subscription Agreement” means the subscription agreement, including the subscriber information form completed in connection therewith, executed by an Existing Shareholder and the Company in connection with the issuance of the Common Shares to such Existing Shareholder.

“Tentative 9.9% Holder” means a Person that, but for adjustments to the voting rights of Common Shares pursuant to Section 2.03, would be a 9.9% Holder.

“Total Voting Power” means with respect to any vote taken by the Shareholders, the total votes attributable to all outstanding Common Shares entitled to vote.

“Transfer” means any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any security), assignment, pledge, hypothecation, mortgage, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other transfer of interest, in whole or in part, whether in a single transaction or a series of related transactions and whether voluntarily or involuntarily or by operation of law or at a judicial sale or otherwise.

“Transfer Securities” has the meaning set forth in Section 3.02(a).

“Transferring Shareholder” has the meaning set forth in Section 3.02(a).

“U.S. GAAP” means Unites States generally accepted accounting principles.

“Voting Cut Back Restriction” has the meaning set forth in Section 2.03(f).

“Watford Re” means Watford Re Ltd., a Bermuda exempted company with limited liability and a wholly owned subsidiary of the Company.

“$” means the legal currency of the United States of America.

Section 2.                Corporate Governance.

2.01                                Subsidiary Governance. The Company and each Shareholder agree that the Board of Directors of Watford Re at the date hereof shall be comprised of the individuals who are serving as directors on the Board in accordance with this Agreement (including pursuant to Section 2.04) and, subject to Section 2.02, the bye-laws of Watford Re. After the date hereof, any vacancies shall be filled in accordance with this Agreement and subject to Section 2.02, the bye-laws of Watford Re.

2.02                                Bye-Law Provisions. Each Shareholder agrees to vote its Common Shares or execute proxies or written consents, as the case may be, and to take all other actions necessary to ensure that the Bye-Laws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement. The Company agrees to vote its common shares in Watford Re and any other subsidiary of the Company, or execute proxies or written consents, as the case may be, and to take all other actions necessary to ensure that the bye-laws of Watford Re and any other subsidiary of the Company (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

2.03                             Voting Limitation.

(a)             If a Shareholder is a Tentative 9.9% Holder with respect to any vote taken by Shareholders, then the aggregate votes conferred by the Common Shares that constitute Controlled Shares of such Tentative 9.9% Holder shall be reduced to the extent necessary so that the Controlled Shares of such Tentative 9.9% Holder will constitute less than 9.9% of the Total Voting Power. In applying the previous sentence, where Common Shares held by more than one Shareholder are treated as Controlled Shares of a Tentative 9.9% Holder, the reduction in votes shall apply to such Shareholders in accordance with their Attribution Percentages. The votes attributable to Common Shares of all Other Holders shall, in the aggregate, be increased by the same number of votes subject to reduction as described above. Such increase shall apply in proportion to the voting power of such Other Holders at the time, provided that such increase shall be redistributed among the Other Holders to the extent necessary to avoid causing any such Other Holder to own Controlled Shares with respect to a 9.9% Holder.

(b)             The Board may, by notice in writing, require any Shareholder to provide within not less than ten (10) Business Days complete and accurate information to the registered office or such other place as the Board may designate in respect of any or all of the following matters:

(i)                  The number of Common Shares in which such Shareholder is the legal or beneficial owner;

(ii)                 The Persons who beneficially own Common Shares in respect of which such Shareholder is the registered holder;

(iii)              The relationship, association or affiliation of such Shareholder with any other Shareholder or Person, whether by means of common control or ownership or otherwise; or

(iv)               Any other facts or matters which the Board may consider relevant to the determination of the number of Controlled Shares attributable to any Person.

(c)             If any Shareholder does not respond to any notice given pursuant to Section 2.03(b) hereof within the time specified therein or the Board shall have reason to believe that any information provided in relation thereto is incomplete or inaccurate, the Board may determine that the votes attaching to any Common Shares registered in the name of such Shareholder shall be disregarded for all purposes until such time as a response (or additional response) to such notice reasonably satisfactory to the Board has been received as specified therein.

(d)             With respect to any vote taken by the Shareholders, the voting cutback provision described in Section 2.03(a) shall be applied successively as many times as may be necessary to ensure the Controlled Shares attributable to each Tentative 9.9% Holder shall be reduced to the extent necessary so that Controlled Shares of such Tentative 9.9% Holder will be less than 9.9% of the Total Voting Power (after giving effect to any prior reduction in voting rights attaching to Common Shares of other Persons as provided in this Section 2.03).

(e)             Notwithstanding the provisions of this Section 2.03, having applied the provisions hereof as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes attaching to the Common Shares of any Shareholder that they consider fair and reasonable in all circumstances to ensure that no Shareholder or other Person is a 9.9% Holder (after giving effect to any prior reduction in voting rights attaching to Common Shares of other persons as provided in this Section 2.03).

(f)             The foregoing provisions of this Section 2.03 (the “Voting Cut Back Restriction”) shall not apply to any HPS Excepted Holder so long as the HPS Excepted Holders in the aggregate own (directly, indirectly or constructively, after application of Section 318 of the Code as modified by Section 958 of the Code) no more than twenty percent (20%) of any class of shares then outstanding. The Voting Cut Back Restriction shall also not apply to any Arch Excepted Holder so long as the ownership of Common Shares or Preference Shares by such Arch Excepted Holder does not result in any person being treated as a “United States Shareholder” (within the meaning of Section 951(b) of the Code) of the Company or any of its subsidiaries; provided, that, if the Voting Cut Back Restriction does apply to an Arch Excepted Holder, the voting right of such Arch Excepted Holder shall be restricted only to the extent sufficient to cause the Person not to be treated as a United States Shareholder.  Each HPS Excepted Holder and Arch Excepted Holder agrees to provide such information as the Company may reasonably request in order to determine share ownership.

2.04                              Board of Directors.

(a)             The Board shall initially be comprised of seven Directors and the number of Directors shall not be changed except in accordance with this Agreement, the Bye-Laws and the Certificate of Designation relating to the rights of the holders of the Preference Shares. Each Director shall be entitled to one vote.

(b)             Arch Re (Bermuda) shall be entitled to designate two individuals to serve as Directors on the Board (each, an “Arch Designated Director”); provided, however, that from and after the earlier to occur of the date that (i) the Services Agreement is terminated and (ii) the number of Common Shares, in the aggregate, that Arch Entities own is less than seventy-five percent (75%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), the number of Arch Designated Directors which Arch Re (Bermuda) shall be entitled to designate and have serve on the Board shall be reduced from two to one; provided, further, that the right of Arch Re (Bermuda) to designate Arch Designated Directors shall terminate on the date that (x) if the Services Agreement is then in effect, the number of Common Shares, in the aggregate, that Arch Entities own is less than fifty percent (50%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), and (y) if the Services Agreement is not then in effect, the number of Common Shares, in the aggregate, that Arch Entities own either (A) is less than fifty percent (50%) of the number of Common Shares owned by Arch Entities as of the Closing Date (as adjusted for stock splits, stock dividends or similar events), or (B) comprises less than 5% of the Company’s outstanding Common Shares.

(c)             For so long as Arch Re (Bermuda) is entitled to designate at least one Arch Designated Director:

(i)              the affirmative vote of at least one Arch Designated Director shall be required for the Board to take any of the following actions:

(A)                increase the number of members of the Board;

(B)                form or create any subsidiaries or branches of the Company;

(C)                change the name of the Company or any of its subsidiaries; or

(D)                appoint, remove or replace the Chief Executive Officer or Chief Risk Officer of the Company or any of its subsidiaries; and

(ii)               Arch Re (Bermuda) will be entitled to have at least one Arch Designated Director on each committee of the Board; provided that upon the consummation of the earlier to occur of (x) an IPO and (y) the initial registered public offering of the Preference Shares in the United States or a listing of the Preference Shares on a United States national securities exchange, the Arch Designated Director on any Board committee that is subject to independence requirements for membership on such committee under the Exchange Act or the rules and regulations of the national securities exchange on which the Common Shares and/or Preference Shares are listed shall be a person that satisfies such independence requirements.

Notwithstanding clause (i)(D) above, upon the consummation of an IPO, the affirmative vote of at least one Arch Designated Director shall no longer be required to appoint, remove or replace the Chief Risk Officer of the Company or any of its subsidiaries.

(d)             The Arch Designated Directors shall not be entitled to vote upon any matters before the Board that relate to (i) the Services Agreement or any other matters directly and primarily affecting an Arch Entity in a capacity other than as a Shareholder or Director or (ii) the termination of the Investment Management Agreement, or any amendments to the fee arrangements contained therein.

(e)             An Arch Designated Director may be removed (i) at any time without cause by Arch Re (Bermuda) or (ii) for cause (as such term is defined in the Bye-Laws) in accordance with the Bye-Laws. If, following election to the Board, any Arch Designated Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then, subject to the other provisions of this Section 2.04 and applicable laws, Arch Re (Bermuda) shall be entitled to designate a replacement. If Arch Re (Bermuda) is entitled to designate a person to fill any directorship and Arch Re (Bermuda) fails to do so, then such directorship shall remain vacant until filled by Arch Re (Bermuda) in accordance with this Section 2.04.

(f)             Each Arch Designated Director shall be entitled to (i) the same indemnification in connection with his or her role as a Director as the other members of the Board and (ii) reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board, or any committee thereof, to the same extent as the other members of the Board. As between the Company, on the one hand, and Arch Re (Bermuda), on the other hand, the Company shall, in all events, be the full indemnitor of first resort and shall not be entitled to any contribution, indemnification or other payment by or from Arch Re (Bermuda). The Company shall be required to advance the full amount of expenses incurred by each Arch Designated Director and shall be liable for the full amount of all expenses and liabilities to the extent legally permitted and as required by the terms of the organizational documents of the Company (and any other agreement regarding indemnification between the Company and any Arch Designated Director), without regard to any rights an Arch Designated Director may have against Arch Re (Bermuda). The Company further agrees that no advancement or payment by the Company on behalf of any Arch Designated Director with respect to any claim for which such Designated Director has sought indemnification from the Company shall affect the foregoing and the Company shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Arch Designated Director against the Company.

Section 3.                Transfers of Securities.

3.01                              Restrictions on Transfer.

(a)             Prior to the earlier to occur of the fifth (5th) anniversary of the date hereof and, if the Company consummates an IPO, the expiration of any lockup period with respect to the Common Shares in connection therewith, no Shareholder shall Transfer all or any part of the Common Shares owned by it without the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board, to any other Person. Notwithstanding the foregoing, prior to the earlier to occur of the fifth (5th) anniversary of the date hereof and, if the Company consummates an IPO, the first anniversary of such IPO, no Shareholder that is an Arch Entity shall Transfer (other than to another Arch Entity or in connection with a tender offer made to all Shareholders) all or any part of the Common Shares owned by it or any other Arch Entity as of the date hereof without the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board, to any other Person. The Shareholders hereby acknowledge that, although it is in the sole discretion of the Board to give or withhold any such consent required by this Section 3.01(a), the Company’s intent is that, before the third (3rd) anniversary of the date hereof, the Board will not approve any Transfer that is not an Affiliate Transfer.

(b)             Prior to the consummation of an IPO and the expiration of any lockup period with respect to the Common Shares in connection therewith, no Transfer of Common Shares shall be permitted unless (i) the Board determines in its sole discretion that such

Transfer: (A) would not violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or the Common Shares to be transferred; (B) has been approved, if necessary, by the Bermuda Monetary Authority; (C) would not result in the Common Shares being held by 2,000 or more persons who are Accredited Investors or otherwise cause the Company to become subject to the reporting requirements under Section 12 of the Exchange Act; (D) would not cause the Company to become subject to registration as an investment company under the Investment Company Act; and (E) would not have any other material adverse legal, tax or regulatory effect on the Company; and (ii) the Shareholder that proposes to Transfer Common Shares delivers, at the Board’s request, an opinion of counsel which, to the Board’s reasonable satisfaction, is knowledgeable in securities law matters to the effect that such Transfer may be effected without registration of such Common Shares under the Securities Act.

(c)             The Board shall act by majority vote; provided, however, that until the earliest to occur of (i) the seventh anniversary of the date hereof, (ii) the consummation of an IPO and (iii) the date on which the Investment Manager is no longer serving as manager of the Company’s investments or Arch Underwriters is no longer serving as manager of the Company’s reinsurance portfolio, as applicable, (x) the Investment Manager’s consent will be required for any proposed transfer that would result in an Investment Manager Restricted Party owning more than 20% of the Common Shares of the Company (or increasing its position to an amount greater than 20%) and (y) Arch Underwriters’ consent will be required for any proposed transfer that would result in an Arch Underwriters Restricted Party owning more than 20% of the Common Shares of the Company (or increasing its position to an amount greater than 20%).

(d)            The Board may condition any Transfer upon receipt of such information, representations, warranties, covenants and indemnities from the transferor and transferee as the Board may determine in its sole discretion.

(e)             If the Board in good faith concludes that any applicable conditions in Section 3.01(b) have been satisfied, then it shall not withhold its consent to (i) any Affiliate Transfer, or (ii) any other Transfer occurring after the fifth anniversary of the date hereof, if such Transfer involves at least 100,000 Common Shares (or, if less, the transferor’s entire holding of Common Shares).

(f)             In the event of any purported or attempted Transfer that does not comply with the provisions of this Agreement, the attempted Transfer shall be null and void ab initio and will confer no rights whatsoever on the purported transferee as against the Company or any other shareholder of the Company, including the Shareholders, and the Company shall not record such Transfer on its books or treat any purported transferee of such Common Shares as the owner of such Common Shares for any purpose.

(g)             Notwithstanding anything contained herein to the contrary, following an IPO of the Company, in addition to any lockup period required by the underwriters, the Board may impose Transfer restrictions on Common Shares to ensure that no such Transfer would (i) cause the Company to become subject to registration as an investment company under the Investment Company Act or (ii) have any other material adverse legal, tax or regulatory effect on the Company.

(h)             Notwithstanding anything contained herein to the contrary, prior to the consummation of an IPO, any transferee of Common Shares who is not a Shareholder (other than the Company) and has acquired such Common Shares from a Shareholder shall upon the consummation of, and as a condition to, such Transfer execute and deliver to the Company a transfer agreement and an instrument substantially in the form attached hereto as Exhibit A (or a counterpart to this Agreement) pursuant to which such transferee agrees to be bound by the terms of this Agreement as a Shareholder, with such rights of the transferor that are assigned by the transferor in compliance with this Section 3.01.

(i)             Expenses of Transfer. The transferring Shareholder agrees that it will pay all expenses, including attorneys’ fees and fees in connection with the evaluation of the transfer pursuant to this Section 3.01, incurred by the Company in connection with any attempted or realized Transfer of all or any portion of its interest, whether or not the Board consents to such Transfer. Such costs generally will include the amount of any transfer taxes due as a result of a Shareholder’s Transfer and the costs of accounting for such Transfers, including for applicable tax purposes.

(j)             Indemnification by Transferor. In the event that the Company or any member of the Board becomes involved in any capacity in any action, proceeding, or investigation brought by or against any Person (including any Shareholder) in connection with any Transfer by a Shareholder of a Shareholder’s interest in the Company or the admission into the Company as a Shareholder of any purchaser, assignee, transferee, donee, heir, legatee, distributee or other recipient (each, an “Assignee”) of such transferring Shareholder’s interest in the Company, the Shareholder who has transferred all or any portion of its interest in the Company will periodically reimburse each of the Company and the members of the Board for each of their legal and other expenses (including the cost of any investigation and preparation) incurred in connection with such action, proceeding or investigation. To the fullest extent permitted by law, the transferring Shareholder also will indemnify the Company and the members of the Board for any losses, claims, damages, or liabilities to which any of them may become subject in connection with such Transfer. The reimbursement and indemnity obligations of the transferring Shareholder under this Section 3.01(j) shall be in addition to any liability that the transferring Shareholder may otherwise have, shall extend upon the same terms and conditions to the partners, employees, stockholders, members, managers, and controlling Persons of the Company, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the members of the Board and any such Persons. The obligations of a transferor under the foregoing provisions shall survive the Transfer of its interest or any termination of this Agreement.

(k)           Recognition of Transfer. The Company shall not recognize for any purpose any purported Transfer of all or any portion of the interest in the Company of a Shareholder unless (i) the provisions of Section 3.01 hereof shall have been complied with, and (ii) there shall have been filed with the Company a dated notice of such Transfer, in form satisfactory to the Company, executed and acknowledged by both the transferring Shareholder and the Assignee and such notice (A) contains the acceptance by the Assignee of all the terms and provisions of this Agreement and the Assignee’s agreement to be bound thereby, (B) represents that such Transfer was made in accordance with all applicable laws and regulations, and (C) contains a power of attorney authorizing the Company to execute this Agreement on behalf of the Assignee.

(l)             The Board may delegate its responsibilities pursuant to this Section 3.01 to a committee of the Board and if the Board so delegates, all references to the “Board” in this Section 3.01 shall be deemed to refer to such committee.

3.02                             Other Restrictions on Transfers.

(a)             If a Shareholder intends to Transfer any of its Common Shares (such transferring Shareholder, the “Transferring Shareholder”), such Transferring Shareholder shall give written notice (an “Offer Notice”) to the Company stating the Transferring Shareholder’s bona fide intention to make such a Transfer, describing in reasonable detail the proposed Transfer, including the identity of the proposed transferee (the “Proposed Transferee”), the number of Common Shares proposed to be Transferred pursuant to the offer (the “Transfer Securities”), and specifying the bona fide per share purchase price that the Proposed Transferee has agreed to pay for the Transfer Securities (the “Sale Price”), which Sale Price shall be payable in cash at the closing of the transaction.

(b)             Upon receipt of the Offer Notice, the Company shall have the exclusive option to purchase, upon delivery of a notice (the “Election Notice”) to the Transferring Shareholder within thirty (30) days of its receipt of the Offer Notice, all or any portion of the Transfer Securities. The Company shall deliver an Election Notice to the Transferring Shareholder of its election to purchase or not purchase any such Transfer Securities within such thirty (30) day period, together with the payment to the Transferring Shareholder of the Sale Price therefor (in the event that the Company so elects to purchase any Transfer Securities). If the Company elects to purchase the Transfer Securities, the Transfer of any Transfer Securities shall be consummated as soon as practicable after delivery of the Election Notice, but in no event later than fifteen (15) Business Days after the delivery of the Election Notice.

(c)             In the event that less than all of the Transfer Securities have been acquired by the Company, the Transferring Shareholder may, no later than 90 calendar days after the expiration of the applicable election period set forth in Section 3.02(b), Transfer the Transfer Securities not purchased by the Company to the Proposed Transferee at a price no less than the price per share specified in the Offer Notice and on other terms in the aggregate no more materially favorable to the Proposed Transferee than offered to the Company in the Offer Notice, provided that the Board has approved the Transfer to the Proposed Transferee in accordance with Section 3.01. It shall be a condition precedent to the consummation of any Transfer of Transfer Securities to a Person not a party to this Agreement that such Person agrees in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit A (or a counterpart to this Agreement). Any Transfer Securities not Transferred to the Proposed Transferee within such 90-day period shall be re-offered (without obligation to purchase) to the Company under this Section 3 prior to any subsequent Transfer pursuant to the terms of this Section 3.

(d)             This Section 3.02 shall terminate upon consummation of an IPO.

3.03                               Legend. In addition to any other legend that may be required, each certificate for Common Shares, if any, issued to any Shareholder shall bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), UNDER APPLICABLE U.S. STATE SECURITIES LAWS OR UNDER THE LAWS OF ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO PERSONS WHO ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, (B) IF SUCH SALE, PLEDGE OR TRANSFER HAS RECEIVED THE CONSENT OF THE COMPANY’S BOARD OF DIRECTORS (OR A COMMITTEE THEREOF), (C) IN ACCORDANCE WITH APPLICABLE LAWS, AND (D) TO A TRANSFEREE WHO AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE COMPANY’S BYE-LAWS AND A COMMON SHAREHOLDERS’ AGREEMENT DATED MARCH 25, 2014 (AS MAY BE AMENDED FROM TIME TO TIME). A COPY OF SUCH BYE-LAWS AND COMMON SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE CORPORATION TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

If any Common Shares are certificated and cease to be subject to any and all restrictions on Transfer set forth in the Bye-Laws or this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Common Shares without reference in the above legend to the Bye-Laws or to this Agreement, as the case may be.

Section 4.              Additional Liquidity Rights.

4.01                               Additional Liquidity Rights.

(a)             In the event that the Company has not, by the fifth (5th) anniversary of the date hereof, consummated an IPO, then, subject to compliance with the Companies Act, the Company will annually make a tender offer to purchase in the first quarter of each annual period, on a pro rata basis among all holders of Common Shares, up to 20% of the then outstanding Common Shares for a price equal to book value per Common Share (as of the end of the fiscal quarter immediately preceding the commencement of the tender offer) until an IPO or a Sale Transaction is consummated. Notwithstanding the foregoing, the Company will not be required to make any such repurchases (x) if the Board determines that such repurchases will have a negative effect on any of the Company’s then outstanding ratings, (y) unless all necessary regulatory authorities have approved the repurchases (and the Company shall use commercially reasonable efforts to obtain any such approvals), and (z) unless the Board determines that after giving effect to the repurchases, the Company has sufficient capital to conduct its business.

(b)             If an initial registered public offering of the Preference Shares in the United States or a listing of the Preference Shares on a United States national securities exchange has not been consummated by the fifth (5th) anniversary of the date of the Preference Shareholders Agreement, the Preference Shareholders Agreement will obligate the Company, subject to compliance with the Companies Act, to annually make a tender offer to repurchase up to 20% of the then outstanding Preference Shares for a price equal to book value per Preference Share on substantially the same terms as set forth above with respect to the Common Shares. In the event that the Board determines that less than 20% of the Common Shares and Preference Shares may be repurchased, any such reduced percentage of Common Shares and Preference Shares shall be repurchased on a pro rata basis.

Section 5.                Periodic Information Reporting Requirements.

5.01                             Quarterly Financial Statements. The Company shall prepare condensed, consolidated financial statements for each of the first three fiscal quarters of each fiscal year in accordance with U.S. GAAP consistently applied. The Company shall provide such quarterly financial statements to each Shareholder not later than 45 days after the end of each fiscal quarter. Notwithstanding the foregoing, so long as the Company’s financial information is consolidated into the financial information of ACGL, the Company shall provide quarterly financial statements to Arch Re (Bermuda) on such earlier date as may be necessary to enable ACGL to comply with its reporting obligations as a public company.

5.02                             Annual Financial Statements. The Company shall prepare consolidated financial statements for each fiscal year in accordance with U.S. GAAP consistently applied and shall cause such financial statements to be audited. The Company shall provide such audited financial statements and the auditor’s report thereon to the Shareholders not later than 120 days after the end of each fiscal year. Notwithstanding the foregoing, so long as the Company’s financial information is consolidated into the financial information of ACGL, the Company shall provide annual financial statements to Arch Re (Bermuda) on such earlier date as may be necessary to enable ACGL to comply with its reporting obligations as a public company.

5.03                             Additional Information. If a Shareholder requests in writing information about the Company or its subsidiaries in addition to the financial statements made available pursuant to Sections 5.01 and 5.02 in order to, among other things, comply with disclosure requirements under laws and regulations applicable to such Shareholder or to meet the tax reporting requirements of such Shareholder, the Company shall use its commercially reasonable efforts to provide such additional information to such Shareholder as soon as practicable after such written request has been received; provided, however, that, except with respect to additional information requested by Shareholders that are Arch Entities which information is necessary or advisable to enable ACGL to comply with its reporting obligations as a public company, the Company shall not be required to provide any such additional information if the Company reasonably believes that the disclosure of such information could have a materially adverse effect on the financial condition, business or prospects of the Company on a consolidated basis or is of a confidential nature.

5.04                             Confidentiality. Except as authorized in writing by the Company, each of the Shareholders shall not disclose any of the information provided to such Shareholder pursuant to this Section 5 to any Person that is not a director, officer, partner, member, trustee, employee, representative (including any accountant, attorney or other professional) or Affiliate of such Shareholder or a party to this Agreement, and each Shareholder shall use its commercially reasonable efforts to cause its directors, officers, partners, members, trustees, employees, representatives and Affiliates not to disclose such information to any Person that is not a party to this Agreement; provided, however, that such Shareholder shall not be prohibited from disclosing any such information if such information (w) becomes publicly available through no breach of this Agreement by the Shareholder or its directors, officers, partners, members, trustees, employees, representatives or Affiliates, (x) is required to be disclosed by law or the rules of a national securities exchange, (y) is required to be furnished to a governmental agency in connection with any legal or administrative proceeding or (z) the information is requested by a prospective transferee or purchaser of Common Shares so long as such third party enters into a confidentiality agreement with the Company reasonably satisfactory to the Company. Notwithstanding the foregoing, (i) prospective investors (and their agents) are authorized, without restriction of any kind, to disclose the tax treatment and tax structure of the transactions set forth or contemplated herein and (ii) each Shareholder that is an Arch Entity is authorized, without restriction of any kind, to disclose information provided to such Shareholder to ACGL and, the Company acknowledges that ACGL may further disclose such information as may be necessary or advisable to enable ACGL to comply with its reporting obligations as a public company.

Section 6.                Certain Sale and Other Requirements; Certain Preemptive Rights.

6.01                             Recapitalization. In anticipation of a Qualified Transaction, the Company shall be entitled to require all Shareholders to participate in any recapitalization or restructuring transaction in connection with which the Common Shares are converted into new securities (which shall not be disproportionately adverse in any material respect to any Shareholder), whether in connection with a Qualified Transaction of a successor to the Company, any part of the Company, or otherwise; provided that the rights and obligations of the Shareholders shall apply (without any material change) with respect to any successor entity resulting from such recapitalization or restructuring transaction.

6.02                             Certain Restrictions. Without the prior approval of the Board and the Investment Manager or Arch Underwriters (as applicable), until the earliest to occur of (i) the seventh anniversary of the date hereof, (ii) the consummation of an IPO and (iii) the date on which the Investment Manager is no longer serving as manager of the Company’s investments or Arch Underwriters is no longer serving as manager of the Company’s reinsurance portfolio, as applicable, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) sell, transfer or otherwise convey all or substantially all of the assets or capital stock of the Company or any of its subsidiaries to a Restricted Party or (ii) effect any transaction which results in a Restricted Party owning more than (or increasing its ownership percentage above) twenty percent (20%) of the outstanding Common Shares of the Company or any of its subsidiaries.

6.03                             Regulatory Repurchase.

(a)             Each Shareholder acknowledges that (i) future dispositions and other changes in the business or assets of the Company or its subsidiaries or changes in the law could result in the Company potentially becoming an “investment company” as defined under the Investment Company Act and (ii) it may become necessary or advisable for the Company to take certain actions (A) in order for the Investment Manager to comply with the Bank Holding Company Act of 1956, as amended (the “BHCA”), the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other current or future laws, rules, regulations or legal requirements applicable to the Investment Manager or its affiliates (including JPMorgan Chase & Co. and its affiliates (“JPMorgan”)) or (B) to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan’s status as a bank holding company under the BHCA.

(b)             If the Board determines that the Company is or could become an “investment company” as defined under the Investment Company Act and that the Company will seek to qualify for the exemption from registration under Section 3(c)(7) of the Investment Company Act, then:

(i)                the Company shall have the right to request from each Shareholder, and such Shareholder agrees to promptly provide to the Company, such additional information, representations, warranties as the Company in good faith requests in order to determine whether such Shareholder is a “qualified purchaser,” as defined in Section 2(a)(51)(A) of the Investment Company Act or a similar concept as a result of changes in the law; and

(ii)                if the Company determines that a Shareholder is not a “qualified purchaser” or lacks such other relevant status pursuant to a change in law, the Company shall have the right to repurchase all of the Common Shares owned by such Shareholder at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

(c)             If the Board determines that it is necessary or advisable that a Shareholder cease to be a Shareholder in order to comply with the BHCA, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other current or future laws, rules, regulations or legal requirements applicable to JPMorgan or to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan’s status as a bank holding company under the BHCA, the Company shall have the right, subject to compliance with the Companies Act, to repurchase all of the Common Shares owned by such Shareholder at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

(d)             Each Shareholder agrees to provide the Company any information that the Company may reasonably request or require in order to comply with applicable United

States or non-United States laws, including tax laws, or to reduce any United States or non-United States tax that may be imposed on the Company or any investor in the Company’s securities. In addition, each Shareholder agrees to update such information if and when any such information is no longer true or correct and to provide any additional true and correct information required pursuant to any change in law, or the application or interpretation thereof. If a Shareholder does not provide (or appropriately update) any such true and correct information with respect to the Company, the Company may repurchase, subject to compliance with the Companies Act, such Shareholder’s entire interest at a price equal to the fair market value thereof (which may be based on book value or such other method as determined in good faith by the Board).

6.04                             Exchange Act. Prior to the consummation of an IPO, in the event there are 500 or more record holders of the Common Shares as of the end of any fiscal year, each Shareholder agrees to certify to the Company its continued status as an Accredited Investor as of the end of such fiscal year, to the extent reasonably requested by the Company.

6.05                             Preemptive Rights.

(a)             The Company hereby grants to Arch Re (Bermuda), on behalf of each Shareholder that is an Arch Entity, the right to purchase up to the Arch Entities’ aggregate pro rata share on a fully diluted as converted basis of all New Company Securities (as defined below) that the Company may, from time to time prior to the first day following an IPO, propose to issue, offer or sell, in order to permit the Arch Entities, collectively, to maintain their then-current aggregate percentage ownership of the Company’s equity capital. The “pro rata share” of an Arch Entity for purposes of this Section 6.05 shall be expressed as a fraction, (i) the numerator of which is the number of Common Shares held by such Arch Entity on the date of the Company’s written notice pursuant to Section 6.05(c) hereof, and (ii) the denominator of which is the number of Common Shares outstanding on the date of the Company’s written notice pursuant to Section 6.05(c) hereof, assuming for this purpose conversion or exercise of all outstanding Derivative Securities.

(b)             “New Company Securities” means (i) any Common Shares, preferred shares or other equity securities of the Company, whether now authorized or not, issued after the date hereof; and (ii) any options, warrants, convertible notes, or similar rights issued after the date hereof that are or may become convertible into or exercisable or exchangeable for, or that carry rights to subscribe for, any equity securities of the Company (each, a “Derivative Security”); provided, however, that the term “New Company Securities” does not include (a) securities issued as consideration to effect the acquisition of another entity by the Company pursuant to a merger, consolidation, amalgamation, exchange of shares, the purchase of all or substantially all of the assets, or otherwise, approved by the Board (including the affirmative vote of at least one Arch Designated Director); (b) options issued to any directors or employees of the Company or any of its subsidiaries pursuant to any incentive stock plan or other form of incentive compensation approved by the Board or by the compensation committee thereof (in each case, including the affirmative vote of at least one Arch Designated Director), whether now authorized or not, and any Common Shares issued upon the exercise thereof; (c) Common Shares issued upon the exercise of or conversion of any Derivative Security that is outstanding on the date hereof; (d) Common Shares or other securities issued upon the exercise or conversion of any Derivative Security as to which a New Issue Notice (as defined below) has already been made; (e) Common Shares or other capital stock issued to the Company’s Shareholders upon any stock split, stock dividend, combination or other similar event with respect to the Common Shares or other capital stock; or (f) Common Shares, Preference Shares and Warrants issued after the date hereof and on or prior to the Closing Date in connection with the private placements described in the PPM.

(c)             In the event that the Company proposes to undertake an issuance of New Company Securities, the Company will give Arch Re (Bermuda) written notice (a “New Issue Notice”) of its intention, describing the type of New Company Securities, the price and amount proposed to be issued, the other terms and conditions upon which the Company proposes to issue New Company Securities and the persons or entities, if known, to which the New Company Securities are to be offered, issued or sold. Such New Issue Notice shall be delivered to Arch Re (Bermuda) prior to the proposed issue date of such New Company Securities and Arch Re (Bermuda) shall have 30 days from the date of receipt of each New Issue notice to deliver to the Company notice (a “Notice of Acceptance”) of the amount of the applicable New Company Securities that it (or one or more Arch Entities as determined by Arch Re (Bermuda)) intends to purchase. The acquisition by an Arch Entity of any New Company Securities is subject in all cases to the preparation, execution and delivery by the Company and the applicable Arch Entities of definitive documentation relating to the acquisition of such New Company Securities in form and substance reasonably satisfactory to such Arch Entities and the Company. If Arch Re (Bermuda) delivered a Notice of Acceptance, upon the consummation of the issuance, sale or exchange of the New Company Securities described in the related New Issue Notice, Arch Re (Bermuda) shall cause one or more Arch Entities to acquire from the Company, and the Company shall issue to such Arch Entities, the number or amount of New Company Securities specified in the Notice of Acceptance upon the terms and conditions specified in the related New Issue Notice. If Arch Re (Bermuda) did not deliver a Notice of Acceptance, the Company shall have 90 days from the date of a New Issue Notice to consummate the issuance, sale or exchange in whole or in part of the New Company Securities described in such New Issue Notice on terms and conditions that are the same as the terms and conditions described in the New Issue Notice or less favorable to the purchaser of such New Company Securities than the terms and conditions described in the New Issue Notice. For avoidance of doubt, (i) upon expiration of such 90 day period, or (ii) if Arch Re (Bermuda) did not deliver a Notice of Acceptance and the terms and conditions of the proposed issuance of New Company Securities are more favorable to the purchaser of such New Company Securities than those set forth in the initial New Issue Notice, the Company shall be required to deliver another New Issue Notice in connection with the proposed issuance of New Company Securities.

(d)             The Company shall be under no obligation to consummate any proposed sale of New Company Securities, nor shall there be any liability on the part of the Company to any Shareholder that is an Arch Entity if the Company does not consummate a proposed sale of New Company Securities for whatever reason, whether or not the Company shall have delivered a notice in respect thereof to the Shareholders that are Arch Entities.

Section 7.                Tax Matters.

7.01                             Cooperation.

(a)             Each Shareholder agrees to provide the Company whatever information is reasonably requested by the Company on an ongoing basis for purposes of monitoring “related person insurance income” as defined in the Code, applying the voting limitations described in Section 2.03 (and any other legitimate matter related to taxes), and monitoring compliance with the limitation on benefits provisions in the US/Bermuda tax treaty.

(b)             Each Shareholder further agrees that such Shareholder will, upon request of the Company, provide any information or documentation, execute any forms or documents (including a power of attorney or settlement or closing agreement) and take any further action requested by the Company in connection with any tax matter (including in connection with a tax audit or proceeding) affecting the Company.

(c)             Without limiting the foregoing, each Shareholder further agrees that such Shareholder will, upon  request of the Company, provide identifying information as to themselves and, as applicable, their direct and indirect owners, and to certify such information in such form as may be reasonably requested by the Company to comply with Sections 1471-1474 of the Code (“FATCA”), any current or future regulations, treaties, laws or agreements thereunder or official interpretations thereof, any similar provision of law or, if applicable, any intergovernmental agreement entered into between the United States and Bermuda. Each Shareholder further agrees to cooperate with the Company in connection with any steps the Company may elect to take, in its reasonable discretion to ensure compliance with the foregoing, it being expressly understood and agreed that such steps may in the Company’s discretion include a forced sale and/or repurchase of any Shares held by a Shareholder who fails to provide such information.

Section 8.                Representations and Warranties.

8.01                             Authority; Enforceability. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that such party has, as applicable, the legal capacity or power and authority, corporate or otherwise, to enter into this Agreement and to carry out each of its obligations hereunder as they may hereafter arise. Such party (in the case of parties that are not natural persons) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all necessary action. No other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights general or by general equitable principles.

8.02                             No Breach. Each of the parties hereto severally represents and warrants to each of the other parties hereto that neither the execution of this Agreement nor the performance by such party of its obligations hereunder does or will:

(a)             in the case of parties that are not natural persons, conflict with or violate its articles of incorporation, bylaws or other applicable organizational documents;

(b)             violate, conflict with or result in the termination of, or otherwise give any other Person the right to accelerate, renegotiate or terminate or receive any payment or constitute a default or any event of default, with or without notice, lapse of time, or both, under the terms of, any contract or agreement to which it is a party or by which it or any of its assets or operations are bound or affected; or

(c)             constitute a violation by such party of any law, ruling, writ, injunction, award, determination or decree of any arbitral body or court or any agency, commission, department or body of any local, state, federal or foreign governmental, regulatory, administrative, judicial or quasi-governmental unit, entity or authority.

8.03                            Consents. Each of the parties hereto hereby severally represents and warrants to each of the other parties hereto that no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party, other than those which have been made or obtained, in connection with (i) the execution or enforceability of this Agreement or (ii) the consummation of any of the transactions contemplated hereby.

8.04                            Investment Representations. Each Shareholder, by executing this Agreement (or taking any other action by which such Shareholder is deemed to have executed this Agreement) or an amendment hereto, hereby confirms the representations and warranties made by such Shareholder hereunder and contained in the Subscription Agreement between the Company and such Shareholder.

Section 9.                Miscellaneous.

9.01                           Compliance with Bermuda law. The Company shall have no obligation under the provisions of this Agreement unless and until all approvals required from the Bermuda Monetary Authority are received.

9.02                           Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given, unless the Company has obtained the written consent of the Shareholders representing a majority of the Common Shares subject to this Agreement; provided, however, that any such amendment or modification that (i) modifies the rights or obligations of any Arch Entity under this Agreement (including under Sections 2.03, 2.04, 3.01(a), 5, 6.05 and this Section 9.02) that apply only to Arch Entities, (ii) adversely affects any of the rights or obligations granted expressly to Arch Entities hereunder (and that are not granted to all Shareholders generally) or (iii) modifies any of the related defined terms in such a way that would cause (i) or (ii) to be affected, shall also require the written consent of each Shareholder that is an Arch Entity; provided, further, that the consent of the Shareholders shall not be required (i) to include as a party hereto any purchaser of Common Shares pursuant to an additional closing as contemplated by Section 9.14, (ii) to include as a party hereto any purchaser of Common Shares in connection with a Transfer of Common Shares as contemplated by Section

3.01 and/or Section 3.02, and (iii) to include as a party hereto any purchaser of Common Shares pursuant to a future private placement as contemplated by Section 9.14.

9.03                              Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof. Except as expressly contemplated hereby, there are no third party beneficiaries having rights under or with respect to this Agreement.

9.04                              Term and Termination. This Agreement may be terminated at any time by an instrument in writing signed by the Company and Shareholders representing 66⅔% of the Common Shares subject to this Agreement. This Agreement shall terminate automatically as to any Shareholder that Transfers all of its equity securities of the Company, except as provided in Section 3.01(j). Unless sooner terminated, this Agreement shall terminate ten (10) years after the closing of an IPO, unless, at any time within one (1) year prior to such date, all of the parties extend its duration for as many additional periods, each not to exceed ten (10) years, as they may desire.

9.05                              Notices.

(a)             All notices and other communications provided for hereunder shall be made in writing by hand-delivery, first-class mail, telecopier, e-mail, or air courier guaranteeing overnight delivery:

(i)                if by the Company to a Shareholder (other than a Shareholder that is an Arch Entity), then to the address set forth in such Shareholder’s Subscription Agreement or joinder in the form attached hereto as Exhibit A or to such address that such Shareholder may subsequently notify the Company in writing,

(ii)                if by the Company to a Shareholder that is an Arch Entity, as set forth below:

c/o Arch Reinsurance Ltd.
100 Pitts Bay Road
Pembroke HM-08
Bermuda

with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: John Schuster

Telephone No.: 212.701.3323

Telecopier No.: 212.269.5420

(iii)                if by a Shareholder to the Company, as set forth below:

Watford Holdings Ltd.

P.O. Box HM 2069

Hamilton, HM HX

Bermuda

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Gary D. Boss

Telecopier No.: (212) 878-8375

Telephone No.: (212) 878-8063

All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; five (5) Business Days after being deposited in the United States mail, if being mailed by first class mail; two (2) Business Days after being delivered via a next-day air courier; when receipt is acknowledged by the recipient’s telecopier machine, if telecopied; and on the date sent by e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

(b)              Notwithstanding Section 9.05(a)(i) or anything else in this Agreement to the contrary, each Shareholder (other than any Shareholder that is an Arch Entity) authorizes the Company to send all reports (including tax reporting information), notices and other communications (including but not limited to all Company reports, capital account statements, financial statements, periodic investor letters, account balances and distributions), that the Company would otherwise provide to such Shareholder pursuant to this Agreement, the Bye-Laws or applicable law to J.P. Morgan Securities LLC and/or its private banking and wealth management affiliates (collectively, “J.P. Morgan”) or another third party selected by the Company for further dissemination to such Shareholder by J.P. Morgan or such other third party. For the avoidance of doubt, the Shareholders acknowledge that J.P. Morgan is under no obligation to, and will not, receive and disseminate any such reports, notices and other communications to any such Shareholder following the consummation of an IPO unless otherwise agreed by the Company and J.P. Morgan.

9.06                              Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No Shareholder may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company. The Company may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Company nonetheless will remain responsible for the performance of all of its obligations hereunder).

9.07                              Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.08                              Submission to Jurisdiction; No Jury Trial.

(a)              Each party submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(b)              THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all action that may be filed in any court and that relate to the subject matter of the transactions contemplated hereby, including, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

9.09                              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10                              Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.

9.11                              Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.12                              Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means “including without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.13                              Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

9.14                              Multiple Closings; Future Capital Raises.

(a)             To the extent the Company conducts one or more additional closings in connection with the Company’s offering of Common Shares, as contemplated by the PPM, the Company shall cause each purchaser of Common Shares pursuant to any such additional closing to execute a Subscription Agreement with the Company, which provides, among other things, that by executing such Subscription Agreement such purchaser will be deemed to have executed this Agreement in all respects and, upon such additional closing, each such purchaser shall be deemed to be a party to this Agreement and an Existing Shareholder for purposes of this Agreement as of the date of such additional closing.

(b)             To the extent the Company conducts one or more future private placements of Common Shares, the Company may cause each purchaser of Common Shares pursuant to any such future private placement to execute a joinder substantially in the form attached hereto as Exhibit A and, upon the closing of such private placement and execution and delivery of such joinder, each such purchaser shall be deemed to be a party to this Agreement and a Shareholder, for purposes of this Agreement as of the date of such closing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Watford Holdings Ltd.

By:	/s/ John Rathgeber
Name:
Title:

The purchasers of Common Shares have each executed a Subscription Agreement with the Company, which provides, among other things, that by executing the Subscription Agreement such purchaser is deemed to have executed this Common Shareholders’ Agreement in all respects.

Exhibit A

FORM OF JOINDER TO COMMON SHAREHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Common Shareholders’ Agreement dated as of March 25, 2014 (the “Shareholders’ Agreement”) among Watford Holdings Ltd. and certain other parties, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders’ Agreement as of the date hereof and shall have all of the rights and obligations of, and shall be deemed to have made all of the representations and warranties of a “Shareholder” thereunder as if it had executed the Shareholders’ Agreement (including, without limitation, that the representations and warranties contained in Section 8 of the Shareholders’ Agreement and in Section 4 and, if applicable, Section 5 or 6, of the Subscription Agreement dated [•], 2014, between the Company and [name of transferring shareholder]1) and all of such representations and warranties are true and correct as of the date hereof as if such representations and warranties were made by the Joining Party. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________ ___, ______

[NAME OF JOINING PARTY]

By:
Name:
Title:
Address for Notices:

1 To be included in connection with transfers of Common Shares.